UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-8A
NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940
     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:
Name:     NEXT ETFs Trust
Address of Principal Business Office:
350 Main St., Suite 9
Bedminster, New Jersey 07921
Telephone Number:   (908) 781-0560
Name and Address of Agent for Service of Process:
Mark Criscitello
NEXT ETF’s LLC
350 Main St., Suite 9
Bedminster, New Jersey 07921
Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES  ☑
NO   ☐
Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on in its behalf in the City of Bedminster and in the State of New Jersey on the 31st day of January 2011.

Signature: NEXT ETFs Trust
By:	/s/ Daniel J. McCabe
Daniel J. McCabe
President and Principal Executive Officer

Attest:	/s/ J. Stuart Thomas
J. Stuart Thomas
Secretary